UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 22, 2013

Teliphone Corp.

(Exact name of registrant as specified in its charter)

Nevada	000-28793	84-1491673
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1555 Alberni Street, Vancouver, BC, Canada	V6G 1A5
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (514) 313-6010

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement.

On April 17, 2013, Teliphone Corp. (“Company”) executed a non-binding Letter of Intent (“LOI”) with Cascade Divide Enterprises, Inc. (“CDE”) to acquire the business of Next Layer, Inc.

The LOI contemplates that the Company will purchase the business of Next Layer, Inc., including its fixed assets, accounts receivable, and customers. The LOI specifically excludes certain assets, including cash accounts, 3.5 Spectrum and tower assets, and certain pending projects. The aggregate purchase price for the Next Layer business is anticipated to be $7.75 million, with $200,000 due at closing. Prior to closing, the Company and CDE will cooperate on Next Layer customer-facing matters with the mutual goal of preserving the customer base. The transaction contemplated by the LOI is anticipated to close on or about April 30, 2013.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, which is listed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference. The transaction described in the LOI is subject to completion of due diligence, negotiation and drafting of final transaction documents, and the satisfaction of all closing conditions.

Item 8.01     Other Events

On April 17, 2013, the Company issued a press release with respect to the transaction described in Item 1.01. A copy of the press release is listed as Exhibit 99.1 of this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01     Financial Statements and Exhibits

d)      Exhibits.

10.1     Letter of Intent, dated April 17, 2013, between Cascade Divide Enterprises, Inc. and Teliphone Corp.

99.1     Press Release of Teliphone Corp., dated April 17, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 22, 2013

Teliphone Corp.
a Nevada corporation

By:	/s/ Benoit Laliberte
Name:	Benoit Laliberte
Title:	Chief Executive Officer, Chief Financial
Officer and President